Exhibit 10.67.02

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT
AND
JOINT ESCROW INSTRUCTIONS

By and Between

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation,

HCPI TRUST,
a Maryland real estate trust,

EMERITUS REALTY V, LLC,
a Delaware limited liability company,

ESC-LA CASA GRANDE, LLC,
a Delaware limited liability company,

and

TEXAS HCP HOLDING, L.P.,
a Delaware limited partnership, and

each a “Seller,” and collectively, as “Sellers”

and

EMERITUS CORPORATION,
a Washington corporation,

as “Buyer”

TABLE OF CONTENTS

Page

1.	DEFINITIONS	2

2.	SALE OF THE PROPERTIES	9

3.	ESCROW	9

4.	PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE	9

5.	CONDITIONS TO CLOSING; AS IS PURCHASE	11

6.	CLOSING OF ESCROW	13

7.	TERMINATION	20

8.	REPRESENTATIONS AND WARRANTIES	22

9.	CERTAIN EVENTS PRIOR TO CLOSING	25

10.	POST-CLOSING MATTERS	25

11.	BROKERS	26

12.	MISCELLANEOUS PROVISIONS	26

EXHIBITS
A-1	Description of Emeritus Master Lease

A-2	Description of Summerville Master Lease

A-3	Description of Painted Post Lease

B	Escrow General Provisions

C	[RESERVED]

D	Form of Bill of Sale

E	Form of Summerville Lease Amendment

F	Form of Release of Claims

G	List of Sellers, Nominees, Properties/Facilities and Purchase Price Allocation

H	Form of Emeritus Master Lease Termination

I	Form of Painted Post Lease Termination

J	Form of New Emeritus Guaranty of the Summerville Master Lease

K	Form of New Emeritus Guaranty of the Summerville Loan

SCHEDULE
1	Related Purchase Agreements

i

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of July 31, 2007, to be effective as of June 14, 2007 (the “Effective Date”), by and among HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (“HCP”), HCPI TRUST, a Maryland real estate trust (“HCP Trust”), EMERITUS REALTY V, LLC, a Delaware limited liability company (“ER-V”), ESC-LA CASA GRANDE, LLC, a Delaware limited liability company (“ESC-La Casa Grande”), and TEXAS HCP HOLDING, L.P., a Delaware limited partnership (“Texas HCP”) (each, a “Seller,” and collectively, “Sellers”) and EMERITUS CORPORATION, a Washington corporation (“Buyer”), as follows:

RECITALS

A.           Each Seller is the owner (fee or leasehold, as applicable) of one or more the Properties (as defined below) as indicated opposite the name of such Property on Exhibit G attached hereto.

B.           The Properties comprising the Emeritus Properties (as defined below) are currently leased by the applicable Seller or Sellers to Buyer and/or certain Affiliates (as defined below) of Buyer pursuant to the Emeritus Master Lease (as defined below).

C.           The Property also described herein as the Painted Post Property (as defined below) is currently leased by the applicable Seller to an Affiliate of Buyer pursuant to the Painted Post Lease (as defined below).

D.           The Properties comprising the Summerville Properties (as defined below) are currently leased, together with certain other property, by the applicable Seller or Sellers to Summerville Lessee (as defined below) pursuant to the Summerville Master Lease (as defined below).

E.           Buyer desires to purchase the Properties from Sellers and Sellers desire to sell the Properties to Buyer on the terms and subject to the conditions set forth herein.

F.           This Agreement, together with the Amended and Restated (Membership Purchase) Addendum to Purchase and Sale Agreement and Joint Escrow Instructions dated of even date herewith and attached hereto, amends and restates, in their entireties, that certain Purchase and Sale Agreement and Joint Escrow Instructions made and entered into as of June 14, 2007 (the “Original Agreement”), as supplemented by that certain (Membership Purchase) Addendum to Purchase and Sale and Joint Escrow Instructions dated June 14, 2007 attached thereto (the “Original Addendum,” and together the Original Agreement, collectively, the “Original Purchase Agreement”) for the sale by Sellers to Buyer of the Properties.  To the extent the Original Purchase Agreement covered properties in addition to the Properties described herein, this Agreement shall no longer cover such other properties.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

1.	DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.1    1031 Exchange:  As defined in Section 6.8.

1.2    Additional Charges:  With respect to each applicable Property, “Additional Charges,” as defined in the applicable Master Lease and allocable to such Property.

1.3    Additional Rent:  With respect to each applicable Emeritus Property and the Painted Post Property,  “Additional Rent,” as defined in the Emeritus Master Lease or the Painted Post Lease, respectively (including “Percentage Rent” and “CPI Rent,” as each are defined in the Emeritus Master Lease or the Painted Post Lease, respectively) and allocable to such Property.

1.4    Affiliate:  “Affiliate,” as defined in the Emeritus Master Lease.

1.5    Allocated Purchase Price: As defined in Section 4.1

1.6    Base Gross Revenues:  With respect to each applicable Emeritus Property and the Painted Post Property,  “Base Gross Revenues,” as defined in the Emeritus Master Lease or the Painted Post Lease, respectively, with respect to such Property.

1.7    Bill of Sale:  As defined in Section 6.2.2.

1.8    Cash Security Deposit:  “Cash Security Deposit,” as defined in the Emeritus Master Lease and the Painted Post Master Lease.

1.9    Cash Security Deposit Credit.  As defined in Section 4.3.

1.10   Close of Escrow, Closing Date and/or Closing:  As defined in Section 6.1.

1.11   Closing Breakpoint:  As defined in Section 6.5.2 below.

1.12     Closing Funds:  As defined in Section 4.4.

1.13     Condemnation:  “Condemnation,” as defined in the Emeritus Master Lease.

1.14     Condemnor:  “Condemnor,” as defined in the Emeritus Master Lease.

1.15     Cost of Living Index:  With respect to each applicable Property, “Cost of Living Index,” as defined in the applicable Master Lease.

1.16     Deed:  As defined in Section 6.2.1.

1.17     Earnest Money Deposit:  As defined in Section 4.2.

1.18     Effective Date:  As defined in the preface to this Agreement.

1.19     Emeritus Lessee:  “Lessee,” as defined in the Emeritus Master Lease

1.20     Emeritus Lessor:  “Lessor,” as defined in the Emeritus Master Lease.

1.21     Emeritus Master Lease:  That Amended and Restated Master Lease identified on Exhibit “A-1” attached hereto among the Emeritus Lessor and the Emeritus Lessee covering, among other properties, the Emeritus Properties, as more particularly described therein, as the same may have been amended or modified from time to time in accordance with the terms thereof.

1.22     Emeritus Properties:  Collectively, the “Leased Property” (as defined in the Emeritus Master Lease) of each “Facility” (as defined in the Emeritus Master Lease) listed on Exhibit G attached hereto as “Emeritus Properties,” less any portion of any which has been taken by reason of any Condemnation or other exercise of the power of eminent domain (each, an “Emeritus Property”).  The parties acknowledge that the Emeritus Properties for purposes of this Agreement include only the “Leased Property” of the “Facilities” listed  on Exhibit G attached hereto, and that the balance of the “Leased Property” of each “Facility” covered by the Emeritus Master Lease, but not covered by this Agreement is being sold and conveyed to Buyer pursuant to a Related Purchase Agreement.  In other words, pursuant to this Agreement and the Related Purchase Agreements Sellers and/or their Affiliates are selling and Buyer is purchasing all of the respective Seller’s and/or its Affiliates’ right, title and interest in and to the “Leased Property” of all of the “Facilities” covered by the Emeritus Master Lease upon the Closing hereunder and the Related Purchase Agreement Closing under each applicable Related Purchase Agreement, but this Agreement is intended to and only covers the “Leased Property” of each Facility listed on Exhibit G attached hereto.

1.23     Emeritus/Summerville Merger:  The acquisition by Emeritus of all of the outstanding stock of Summerville pursuant to an Agreement and Plan of Merger between Emeritus and Summerville and pursuant to which SSL and each Summerville Lessee will become a direct or indirect wholly-owned subsidiary of Emeritus.

1.24     Emeritus/Summerville Merger Closing: The closing of the Emeritus/Summerville Merger.

1.25     ER-V:  As defined in the preface to this Agreement.  As of the Effective Date, ER-V is the owner of the Emeritus Properties located in Englewood, Florida and Altamonte Springs, Florida.  Prior to the Closing, HCP will convey to ER-V all of its right, title and interest in and to the Summerville Property located in (West) Ocala, Florida to ER-V so that as of the Closing, ER-V shall own the Emeritus Properties located in Englewood, Florida and Altamonte Springs, Florida and the Summerville Property located in (West Ocala, Florida).

1.26     ESC- La Casa Grande:  As defined in the preface to this Agreement.  ESC-La Casa Grande is the owner of the Emeritus Property located in New Port Richey, Florida.

1.27     Escrow Holder:  As defined in Section 3.1.

1.28     Event of Default: “Event of Default,” as defined in the applicable Master Lease with respect to such Property.

1.29     Funds:  Immediately available funds in the form of cash, wire transfer of funds, or a certified or bank cashier’s check drawn on a reputable financial institution acceptable to Escrow Holder.

1.30     Gross Revenues:  With respect to each applicable Property, “Gross Revenues,” as defined in the applicable Master Lease with respect to such Property.

1.31     Hazardous Substance:  With respect to each applicable Property, “Hazardous Substance,” as defined in the applicable Master Lease with respect to such Property.

1.32     HCP:  As defined in the preface to this Agreement.

1.33     HCP AL:  HCP AL of Florida, LLC, a Delaware limited liability company. As of the Effective Date, HCP AL is the owner of certain properties located in (East) Ocala, Florida, New Port Richey, Florida, Lakeland, Florida and Venice, Florida that are leased pursuant to the Summerville Master Lease and that are also being sold to Buyer or its Affiliate pursuant to a Related Purchase Agreement as more particularly described therein.  Prior to the Closing and the applicable Related Purchase Agreement Closing, HCP AL will transfer and convey the real property (including improvements thereon and its interest in any personal property related thereto), of such properties to HCP AL Sub.

1.34     HCP AL Sub:  AL of Florida Sub, LLC, a Delaware limited liability company, the sole member of which shall be HCP AL prior to the Closing.

1.35     HCP Trust:  As defined in the preface to this Agreement.

1.36     Impositions:  With respect to each applicable Property, “Impositions,” as defined in the applicable Master Lease with respect to such Property.

1.37     Land Lease Facilities: “Land Lease Facilities,” as defined in the Emeritus Lease (i.e., the Allentown, PN Facility and the Latrobe, PN Facility).

1.38     Land Lease Rent:  “Land Lease Rent,” as defined in the Emeritus Master Lease.

1.39     Laws:  All applicable governmental laws, codes, ordinances, regulations, judgments, permits, approvals or other requirements.

1.40     Lease Year:  With respect to each applicable Property, “Lease Year,” as defined in the applicable Master Lease with respect to such Property.

1.41     Lessee:  With respect to (i) the Emeritus Master Lease, the Emeritus Lessee, (ii) the Painted Post Lease, the Painted Post Lessee, and (iii) the Summerville Master Lease, the Summerville Lessee.

1.42     Lessor:  With respect to (i) the Emeritus Master Lease, the Emeritus Lessor, (ii) the Painted Post Lease, the Painted Post Lessor, and (iii) the Summerville Master Lease, the Summerville Lessor.

1.43     Liabilities: Any claim, liability, loss, cost, action, damage, expense or fees, including but not limited to reasonable attorney’s and paralegals’ fees and costs of defense (each, a “Liability”).

1.44     Master Lease Termination:  With respect to  (a) the Emeritus Master Lease, a Master Lease Termination Agreement among the applicable Lessor and Lessee, in the form attached hereto as Exhibit “H”, to be executed and delivered by such Lessor and Lessee on the Closing Date, and (b) the Painted Post Lease, a Lease Termination Agreement between the applicable Lessor and Lessee, in the form attached hereto as Exhibit “I”, to be executed and delivered by such Lessor and Lessee on the Closing Date.

1.45     Master Leases:  Collectively, the Emeritus Master Lease, the Summerville Master Lease and the Painted Post Lease (each, a “Master Lease”).

1.46     Memorandum of Termination:  With respect to each Master Lease and Property (or property covered by a Related Purchase Agreement) for which a written memorandum or other evidence of such Master Lease with respect to such Property (or property covered by a Related Purchase Agreement) has been recorded in the applicable land records office where such Property (or property covered by a Related Purchase Agreement) is located, a memorandum of termination of such Master Lease in form and substance reasonably satisfactory to Buyer and Sellers, to be executed, acknowledged and delivered by the applicable Lessor and Lessee.

1.47     Minimum Rent:  With respect to each applicable Property, “Minimum Rent,” as defined in the applicable Master Lease with respect to such Property.

1.48     New Emeritus Guaranty.  With respect to any and all Summerville Obligations, a written guaranty in form and substance reasonably acceptable to Sellers to be executed and delivered by Emeritus upon the later to occur of (i) the Closing hereunder or (ii) the Emeritus/Summerville Merger Closing.  For purposes of the foregoing, with respect to (a) the Summerville Master Lease, the form of such New Emeritus Guaranty shall be in the form of Exhibit “J” attached hereto and (b) the Summerville Loan, the form of such New Emeritus Guaranty shall be in the form of Exhibit “K” attached hereto.  Notwithstanding the foregoing, in the event that the Summerville Loan is paid off at or prior to the Emeritus/Summerville Merger Closing, then Emeritus shall not be required to deliver a New Emeritus Guaranty of the Summerville Loan.

1.49     Opening of Escrow:  As defined in Section 3.3.

1.50     Organizational Documents:  Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, bylaws, partnership agreement, operating company agreement, trust agreement, statements of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated by this Agreement.

1.51     Original Purchase Agreement:  As defined in the Recitals hereto.

1.52     Outside Closing Date:  Subject to extension as provided Section 6.8 below, August 15, 2007.

1.53     Painted Post Lease:  That Lease identified on Exhibit “A-3” attached hereto between the Painted Post Lessor and the Painted Post Lessee covering the Painted Post Property, as the same may have been amended or modified from time to time in accordance with the terms thereof.

1.54     Painted Post Lessee:  “Lessee,” as defined in the Painted Post Lease.

1.55     Painted Post Lessor:  “Lessor,” as defined in the Painted Post Lease.

1.56     Painted Post Property:  The “Leased Property” (as defined in the Painted Post Lease) of the “Facility” (as defined in the Painted Post Lease), less any portion of any which has been taken by reason of any Condemnation or other exercise of the power of eminent domain.

1.57     Pennsylvania Land Leases:  “Pennsylvania Land Leases,” as defined in the Emeritus Master Lease.

1.58     Permitted Exceptions:  With respect to each Property, as defined in Section 6.2.1.

1.59     Person:  Any individual, corporation, partnership, joint venture, limited liability partnership, limited liability company, association, joint stock company, trust, unincorporated organization, whether or not a legal entity, or other business or governmental entity or authority (or any department, agency, or political subdivision thereof).

1.60     Properties:  Collectively, the Emeritus Properties, the Summerville Properties and the Painted Post Property (each, a “Property”).

1.61     Purchase Price:  As defined in Section 4.1.

1.62     Related Purchase Agreements:  The agreements identified on Schedule 1 attached hereto between and/or among Sellers or certain Affiliates of Sellers, and Buyer, or certain Affiliates of Buyer, relating to certain purchase and sale transactions to be consummated concurrently with the Closing hereunder, if at all (each, a “Related Purchase Agreement”).

1.63     Related Purchase Agreement Closing.  The “Closing,” as defined in each Related Purchase Agreement.

1.64     Related Purchase Agreement Buyer Default.  The occurrence of a default (i.e., after any applicable notice or cure period) by Buyer or any Affiliate of Buyer under any Related Purchase Agreement.

1.65     Related Purchase Agreement Seller Default:  The occurrence of a default (i.e., after any applicable notice or cure period) by Seller or any Affiliate of Seller under any Related Purchase Agreement.

1.66     Release of Claims:  As defined in Section 6.3.2.

1.67     Rent and Charges:  All accrued and unpaid Minimum Rent, Additional Rent, Land Lease Rent and any Additional Charges (whether or not billed) payable by the applicable Lessee under the applicable Master Lease with respect to the applicable Properties, through and including the day prior to Closing Date (prorated to the extent applicable for the month during which the Closing occurs).

1.68     Summerville:  Summerville Senior Living, Inc., a Delaware corporation.

1.69     Summerville at Cobbco:  Summerville at Cobbco, Inc., a California corporation.

1.70     Summerville Lessee:  “Lessee,” as defined in the Summerville Master Lease.

1.71     Summerville Lessor:  “Lessor,” as defined in the Summerville Master Lease; provided, however, that (i) upon the transfer and conveyance by HCP to ER-V of all of HCP’s right, title and interest in and to the Summerville Property located in (West) Ocala, Florida, as provided in the definition of “ER-V” above,  ER-V shall be a “Lessor” (as its interests may appear) under the Summerville Master Lease for purposes of executing and delivering the Summerville Master Lease Amedment (and any other documents to be executed in connection therewith), and (ii)  upon the transfer and conveyance of the real and personal property of the properties to HCP AL Sub as provided in the definition of “HCP AL” above, HCP AL Sub shall be a “Lessor” (as its interests may appear) under the Summerville Master Lease for purposes of executing and delivering the Summerville Master Lease Amendment (and any other documents to be executed in connection therewith).

1.72     Summerville Loan:  That loan by HCP to Summerville at Cobbco, in the original principal amount of Ten Million Dollars ($10,000,000.00), pursuant to that certain Loan Agreement dated as of May 11, 1999 between Summerville at Cobbco and HCP as amended by that certain First Amendment to Loan Agreement dated as of July 26, 1999, that certain Second Amendment to Loan Agreement dated as of July 25, 2003, that certain Third Amendment to Loan Agreement dated as of June 29, 2005, and that certain Fourth Amendment to Loan Agreement dated as of June 14, 2007, and evidenced by that certain Second Amended and Restated Secured Promissory Note dated June 14, 2007, executed by Summerville at Cobbco in favor of HCP.

1.73     Summerville Master Lease:  That Amended and Restated Master Lease identified on Exhibit “A-2” attached hereto among the Summerville Lessor and the Summerville Lessee covering the Summerville Properties and certain other property as more particularly described therein, as the same may have been or may hereafter be further amended or modified from time to time in accordance with the terms thereof.

1.74     Summerville Master Lease Amendment:  An amendment to the Summerville Master Lease to be executed and delivered at Closing among the Summerville Lessor and the Summerville Lessee, and consented to by Summerville, as the existing Guarantor, in the form attached hereto as Exhibit E and incorporated herein by this reference.

1.75     Summerville Obligations:  Any and all obligations and other Liabilities of Summerville or any Affiliate of Summerville under any existing or hereinafter executed lease (including the Summerville Master Lease and the lease contemplated to be executed by HCP or an Affiliate of HCP with Summerville or an Affiliate of Summerville relating to a facility located in Orangevale, California), agreement, guaranty, mortgage, deed of trust or other instrument between or in favor of any Seller(s) or any Affiliate of Seller(s), on the one hand, and with or made by Summerville or an Affiliate of Summerville, on the other hand.

1.76     Summerville Properties:  Collectively, the “Leased Property” (as defined in the Summerville Master Lease) of those “Facilities” (as defined in the Summerville Master Lease) listed on Exhibit G attached hereto as “Summerville Properties,” less any portion of any which has been taken by reason of any Condemnation or other exercise of the power of eminent domain (each, a “Summerville Property”).  The parties acknowledge and agree that the Summerville Properties for purposes of this Agreement do not include the “Leased Property” of all of the Facilities covered by the Summerville Master Lease and only includes those Facilities identified on Exhibit G attached hereto as “Summerville Properties,” and that the “Leased Property”  of certain other “Facilities” (but not all other “Facilities”) covered by the Summerville Master Lease are being sold and conveyed by Sellers and/or their Affiliates to Buyer pursuant to a Related Purchase Agreement as more particularly described therein.

1.77     Texas HCP:  As defined in the preface to this Agreement.

1.78     Title Company:  Chicago Title Insurance Company, Attn: Angie Koetters, Escrow Officer, Fax No.:(312)223-5888.

1.79     Title Policies:  As defined in Section 6.4.

1.80     Title Endorsements:  As defined in Section 6.4.

1.81     Transaction Documents:  Collectively, this Agreement, the Deeds, the Bills of Sale, the Summerville Master Lease Amendment, each Master Lease Termination, each Related Purchase Agreement, each New Emeritus Guaranty and all other agreements, documents and/or instruments to be executed and/or delivered pursuant to and in connection with this Agreement, the Related Purchase Agreements and/or the Exhibits hereto or thereto.

1.82     Transaction Taxes.  Any and all federal, state, municipal or other local Law documentary transfer, stamp, sales, use, excise, privilege or similar tax, fee or charge payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement , any Related Purchase Agreement or the Exhibits hereto and thereto together with interest and penalties, if any, thereon, including any sales or similar taxes payable in connection with the transfer of any personal property comprising a part of any Property.

2.	SALE OF THE PROPERTIES

Subject to the terms of the Addendum attached hereto, Buyer agrees to purchase and accept from Sellers, and Sellers agree to sell, convey and assign to Buyer, all of the Properties on the terms and subject to the conditions set forth herein.

3.	ESCROW

3.1     General Instructions.  Title Company is also hereby designated as escrow holder (sometimes herein referred to as “Escrow Holder”).  Escrow Holder’s Escrow number, Escrow Officer for the transactions contemplated hereby and under the Related Purchase Agreements, address for notices and wiring information is set forth below Title Company’s acceptance of this Escrow.  Escrow Holder’s general conditions or provisions, which are attached hereto as Exhibit “B” are incorporated by reference herein; provided, however, that in the event of any inconsistency between Exhibit “B” and any of the provisions of this Agreement or any Related Purchase Agreement, the provisions of this Agreement or the Related Purchase Agreement, as applicable, shall control, respectively.  Buyer and each Seller shall each execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with this Agreement.  Escrow Holder shall not comply with the unilateral instructions of only one party without the consent of the other party hereto unless otherwise expressly required to do so in this Agreement or any Related Purchase Agreement.

3.2     Tax Reporting Person.  For purposes of complying with Internal Revenue Code § 6045(e), as amended effective January 1, 1991, Escrow Holder is hereby designated as the “person responsible for closing the transaction,” and also as the “reporting person” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law.

3.3     Opening of Escrow.  Escrow shall be deemed open when not less than four (4) originals of this Agreement and each Related Agreement, fully signed by all parties hereto or thereto either together or in counterparts, are delivered to Escrow Holder (the “Opening of Escrow”), which shall occur within one (1) business day after execution of this Agreement by Buyer and Sellers and each Related Purchase Agreement by the Parties thereto.  Escrow Holder shall immediately notify Buyer, Sellers and their respective attorneys in writing of the official date of the Opening of Escrow.

4.	PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

4.1     Purchase Price.  The purchase price for the Properties shall be Three Hundred Seventy-Seven Million Nine Hundred Seven Thousand Two Hundred Forty-Six Dollars and 00/100ths ($377,907,246.00) (the “Purchase Price”).  The Purchase Price shall be allocated among the Properties as set forth on Exhibit “G” attached hereto and incorporated herein by this reference (with respect each Property, the “Allocated Purchase Price”).

4.2     Earnest Money Deposit.  Concurrently with the execution hereof by Buyer, Buyer shall deposit with the Escrow Holder the sum of Five Million Dollars and 00/100ths ($5,000,000.00) (the “Earnest Money Deposit”).  Escrow Holder shall hold the Earnest Money Deposit in United States Treasury obligations or treasury-backed repurchase agreements, or such other investment as may be selected by Buyer and reasonably approved by Sellers on a funds investment form provided by Escrow Holder.  All interest or other amounts earned upon the Earnest Money Deposit shall become part of the Earnest Money Deposit and shall be applied with the Earnest Money Deposit in accordance with the terms and provisions of this Agreement.  If the Closing occurs pursuant to the provisions of this Agreement and each Related Purchase Agreement Closing occurs under each Related Purchase Agreement, the Earnest Money Deposit, plus all accrued interest or other amounts earned thereon, shall be applied against the Purchase Price hereunder and/or against the purchase price payable under each Related Purchase Agreement, as directed by Buyer.  If the Closing fails to occur under the provisions of this Agreement or any Related Purchase Agreement Closing fails to occur under any Related Purchase Agreement, the Earnest Money Deposit, plus all accrued interest or other amounts earned thereon, shall be either delivered to Buyer, or delivered to Sellers as non-refundable liquidated damages (and not as a penalty), as determined by the provisions of Sections 7 below.  In the event that Sellers are entitled to retain the Earnest Money Deposit plus accrued interest or other amounts earned thereon pursuant to Section 7.2.1 below, the allocation of Earnest Money Deposit plus accrued or other amounts earned interest thereon among each Seller, shall be as determined by Sellers, and neither Buyer nor Escrow Holder shall be concerned therewith.  Notwithstanding the foregoing or any other provision hereof to the contrary, the sum of One Hundred Dollars and 00/100ths ($100.00) out of the Earnest Money Deposit is independent of any other consideration provided hereunder, shall be fully earned by Sellers upon the Effective Date hereof, and is not refundable to Buyer under any circumstances.  Accordingly, if this Agreement is terminated for any reason by either party, such independent consideration shall be paid by Escrow Holder to Sellers.

4.3     Cash Security Deposit Credit.  Buyer and Sellers acknowledge and agree that, as of the Effective Date, the Emeritus Lessee and the Painted Post Lessee have together deposited with the applicable Lessor pursuant to Article XXI of the Emeritus Master Lease and Article XXI of the Painted Post Lease, a Cash Security Deposit in the approximate aggregate amount of $3,055,328.66.  In addition, as of the Effective Date, accrued and unpaid interest on such aggregate Cash Security Deposit is approximately $34,466.80.  Pursuant to the each Master Lease Termination, the applicable Lessor thereunder has agreed that the applicable Lessee shall cause such Lessor to apply all of the sum of the following to the Purchase Price payable hereunder:  (i) the entire aggregate Cash Security Deposit, plus (ii) all accrued and unpaid interest on such Cash Security Deposit as of the Closing Date. The forgoing shall be referred to herein as the “Cash Security Deposit Credit.”

4.4     Closing Funds.  No later than 2:00 p.m., Pacific Standard Time, on the Closing Date, Escrow Holder shall calculate and Buyer shall wire Funds into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, when added to the Cash Security Deposit Credit, shall equal the Purchase Price plus any other sums payable by Buyer hereunder (the “Closing Funds”).

5.	CONDITIONS TO CLOSING; AS IS PURCHASE

5.1     Buyer’s Conditions. Provided that Buyer is not in breach or default of any provisions of this Agreement, the obligation of Buyer to purchase the Properties shall be subject to satisfaction of each of the conditions set forth in this Section 5.1 on and as of the Closing Date.  Sellers and Buyer expressly acknowledge and agree that each of the conditions set forth in this Section 5.1 is for the benefit of and may be waived only by Buyer as herein provided.

5.1.1     Sellers’ Representations and Warranties.  The representations and warranties of each Seller set forth in Section 8 below and of HCP in the Addendum attached hereto shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.

5.1.2     Sellers’ Performance.  Each Seller shall have performed all of its obligations under this Agreement and the Addendum hereto which by the terms of this Agreement are required to be performed by such Seller as of or prior to the Closing Date.

5.1.3     Purchase of All the Properties.  The Closing hereunder shall occur simultaneous with respect to all of the Properties.

5.1.4     Occurrence of the Closing by the Outside Date.  The Closing hereunder shall occur on or before the Outside Closing Date.

5.1.5     Related Purchase Agreements.  The Related Purchase Agreement Closing under each Related Purchase Agreement shall occur simultaneous with the Closing.  In addition, no Related Purchase Agreement Seller Default under any Related Purchase Agreement shall have occurred and be continuing.

5.2     Buyer’s Approval, Disapproval or Waiver of Conditions.  Prior to Closing Buyer shall notify Sellers and Escrow Holder in writing in the event that as of the date of Closing, any of the conditions set forth in Section 5.1 have not been satisfied or waived by Buyer; provided, however, that if any of the conditions set forth in Sections 5.1.3, 5.1.4  or 5.1.5 have not been satisfied as a result of any act or omission of Buyer or any Affiliate of Buyer, then Buyer shall not be entitled to disapprove such condition, but rather the same shall, following any applicable notice and cure period pursuant to Section 7.2 below, constitute a default by Buyer hereunder.  In the event that Buyer is not entitled to disapprove a condition or Buyer fails to approve, disapprove or waive such condition, if applicable, within the time and in the manner herein specified, then such condition shall be deemed conclusively satisfied or waived by Buyer and thereafter shall not be a condition precedent to the performance by Buyer of its respective obligations hereunder.

5.3     “AS IS” SALE.  IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT BUYER IS ACQUIRING EACH OF THE PROPERTIES “AS IS,” IN ITS PRESENT STATE AND CONDITION, WITHOUT ANY REPRESENTATIONS OR WARRANTIES FROM SELLERS, OR ANY OF THEM, OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 BELOW AND THE ADDENDUM HERETO.  IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 BELOW AND THE ADDENDUM HERETO, SELLERS MAKE NO REPRESENTATION OR WARRANTY RESPECTING THE USE, CONDITION, TITLE, OPERATION OR MANAGEMENT OF ANY OF THE PROPERTIES, OR COMPLIANCE WITH ANY APPLICABLE LAWS RELATING TO ZONING, SUBDIVISION, PLANNING, BUILDINGS, FIRE, SAFETY, EARTHQUAKE, HEALTH OR ENVIRONMENTAL MATTERS, THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, OR COMPLIANCE WITH ANY OTHER COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD).  Buyer represents that it is knowledgeable in real estate matters and is relying upon Buyer’s own investigation and analysis in purchasing each of the Properties, as well as the fact that Buyer, Summerville or their respective Affiliates originally sold to and/or developed on behalf of each applicable Seller each of the Properties and at all times thereafter have leased and exclusively controlled the same.  Buyer further represents that it has had ample opportunity to inspect and has, in fact, made all of the investigations Buyer deems necessary in purchasing each of the Properties.  As a result, Buyer hereby expressly waives any notice requirements which may be imposed upon any Seller pursuant to § 25359.7 of the California Health & Safety Code or any other similar and applicable Laws.  If this Agreement is not terminated and Buyer acquires the Properties as provided herein, Buyer shall have thereby approved all aspects of each of the Properties and this transaction and thereby waives any claim or Liability against Sellers, and each of them.  In furtherance of the foregoing, at the Closing, Buyer shall and shall cause each Lessee to execute and deliver to Sellers the Release of Claims. The provisions of this Section 5.3 shall survive the Closing.

5.4     Seller’s Conditions.  Provided that Sellers are not in breach or default of any provision of this Agreement, the obligation of each Seller to sell the Properties (and each of them) shall be subject to satisfaction of each of the conditions set forth in this Section 5.4.  Sellers and Buyer expressly acknowledge and agree that each of the conditions set forth in this Section 5.4 is for the benefit of and may be waived only by Sellers in writing.

5.4.1     No Default Under Master Leases.  Prior to the Closing, (a) no Event of Default, or event which with notice and/or passage of time would constitute an Event of Default by the applicable Lessee under any Master Lease shall have occurred and be continuing and (b) all Rent and Charges shall be paid as and when due under each Master Lease, through but not including the Closing Date.

5.4.2     Purchase of All Properties. The Closing hereunder shall occur simultaneously with respect to all of the Properties.

5.4.3     Occurrence of Closing by the Outside Closing Date.  The Closing shall occur on or before the Outside Closing Date.

5.4.4     Related Purchase Agreements.  The Related Purchase Agreement Closing under each Related Purchase Agreement shall occur simultaneous with the Closing.  In addition, no Related Purchase Agreement Buyer Default under any Related Purchase Agreement shall have occurred and be continuing.

5.4.5     Buyer’s Representations and Warranties.  Buyer’s representations and warranties set forth in Section 8 below and in the Addendum attached hereto shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.

5.4.6     Buyer’s Performance.  Buyer shall have performed all of its obligations under this Agreement and the Addendum hereto which by the terms of the Agreement are required to be performed by Buyer as of or prior to the Closing Date.

5.5     Sellers’ Approval, Disapproval or Waiver of Conditions. Prior to the Closing, Sellers shall notify Buyer and Escrow Holder in writing in the event that as of the date of Closing, any of the conditions set forth in Section 5.4 have not been satisfied or waived by Sellers; provided, however, that if any of the conditions set forth in Sections 5.4.2 , 5.4.3 or 5.4.4 have not been satisfied as a result of any act or omission of Sellers or any Affiliate of Sellers, then Sellers shall not be entitled to disapprove such condition, but rather the same shall, following any applicable notice and cure period pursuant to Section 7.2 below, constitute a default by Sellers hereunder.  In the event that Sellers are not entitled to disapprove a condition or Sellers fail to approve, disapprove or waive such condition, if applicable, prior to the Closing, then such condition shall be deemed conclusively satisfied or waived by Sellers and thereafter shall not be a condition precedent to the performance by Sellers of their respective obligations hereunder.

6.	CLOSING OF ESCROW

6.1     Closing Date.  Subject to extension in order to implement the provisions of Section 6.8, and unless this Agreement has been earlier terminated in accordance with the applicable provisions of Section 7 below, Escrow shall close on the Outside Closing Date; provided, however, that subject to satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.4, Buyer shall be entitled to close Escrow prior to the Outside Closing Date upon not less than five (5) days’ notice to Sellers and Escrow Holder; provided further, however, that in no event shall the closing occur prior to July 31, 2007.  The terms “Close of Escrow” and/or “Closing” are used in this Agreement to mean the time and date the transactions contemplated hereby are closed and the Deed or other applicable conveyance instrument has been delivered to Buyer through Escrow, regardless whether the applicable Deed or other applicable conveyance instrument is actually recorded in the land records in which the applicable Property is situated.  The term “Closing Date” as used in this Agreement means the date that the Closing occurs.

6.2     Deposits by Sellers.  At or before 5:00 p.m., local time in Los Angeles, California, on that date which is not less than one (1) business day before the Close of Escrow, Sellers shall deliver or cause to be delivered to Escrow Holder the following items for handling as described below; provided, however, that Escrow need not be concerned with the form or content but only with manual delivery of all of the following other than item 6.2.1:

6.2.1     Deeds.  With respect to each Property, a duly executed and acknowledged grant deed, special warranty deed or equivalent thereof in the applicable State (each a “Deed”) conveying the real property comprising such Property in such State to Buyer, in each case subject to (collectively the “Permitted Exceptions”): (i) all Impositions, whether past due or delinquent, and (ii) all covenants, conditions, restrictions, rights of way, easements and other matters of record or which would be disclosed by an accurate survey or physical inspection of such Property; provided, however, that with respect to each Land Lease Facility, the term “Deed” shall mean an assignment and assumption of the applicable Pennsylvania Land Lease in form and substance reasonably acceptable to the applicable Seller and Buyer, in each case subject to the Permitted Exceptions;

6.2.2     Bill of Sale.  A duly executed and acknowledged quit claim bill of sale conveying any right, title and interest of each applicable Seller in and to any tangible personal property located on or within each Property to Buyer, without warranty except as expressly set forth therein, in the form of attached Exhibit “D” or such other form as reasonably acceptable to Sellers and Buyer (the “Bill of Sale”);

6.2.3     Summerville Master Lease Amendment and Master Lease Terminations.  The Summerville Master Lease Amendment duly executed by the applicable Lessor thereunder and each Master Lease Termination duly executed by the applicable Lessor thereunder;

6.2.4     Memorandum of Termination.  As required, each Memorandum of Termination duly executed and acknowledged by the applicable Lessor;

6.2.5     Seller’s Certificate.  If any express representation or warranty of any Seller set forth in Section 8 hereof or by HCP in the Addendum hereto needs to be modified due to changes since the Effective Date, a certificate of such Seller, dated as of the Closing Date and executed on behalf of such Seller by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall any Seller have any Liability to Buyer for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof or by HCP as set forth in the Addendum attached hereto which results from any change that (i) occurs between the Effective Date and the Closing Date, and (ii) is either expressly permitted under the terms of this Agreement or beyond the reasonable control of such Seller to prevent.  The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of any Seller to prevent shall, if materially adverse to Buyer, constitute the non-fulfillment of the conditions set forth in Section 5.1.1 hereof.  If, despite changes or other matters described in such certificate, the Closing occurs, any applicable Seller’s representations and warranties set forth in this Agreement or the Addendum hereto shall be deemed to have been modified by all statements made in any certificate of such Seller delivered pursuant to this Section 6.2.4;

6.2.6     Evidence of Authority.  Such certificates or documents as may be reasonably required by Escrow Holder in order to cause any Title Policy requested by Buyer as provided in Section 6.4 below to be issued and the Close of Escrow to occur; provided, however, that in no event shall any Seller be required to execute and deliver a so-called owner’s or ALTA affidavit or indemnity or a mechanics’ lien indemnity with respect to any Property, except in form and substance acceptable to such Seller in its sole, but reasonable discretion, and in any event any such affidavit shall be limited to (a) the actual knowledge of such Seller (without investigation or the duty to investigate) and (b) the direct actions of Seller;

6.2.7     Closing Statement.  A duly executed and acknowledged counterpart of a joint buyer/seller estimated closing statement to be prepared by Escrow Holder and delivered to Sellers and Buyer (the “Closing Statement”); and

6.2.8     Additional Items.  Any additional funds and/or instruments, signed and properly acknowledged by Sellers, if appropriate, as may be necessary to comply with Sellers’ obligations under this Agreement.

6.3     Deposits by Buyer.  At or before 1:00 p.m., local time in Los Angeles, California, on the date of the Close of Escrow, Buyer shall deliver or cause to be delivered to Escrow Holder:

6.3.1     Funds.  Immediately available Closing Funds by wire transfer into Escrow Holder’s depository bank account in an amount which, when added to the Earnest Money Deposit, and all interest and other amounts earned thereon which Buyer instructs Escrow Holder to apply to the Purchase Price hereunder, and the Cash Security Deposit Credit shall equal the Purchase Price plus all Closing costs, charges or prorations payable by Buyer hereunder, as the same shall be more particularly set forth on the Closing Statement;

6.3.2     Release of Claims:  A Release of Claims duly executed by Buyer, each Lessee and any nominees of Buyer hereunder or under any Related Purchase Agreement in the form attached hereto as Exhibit “F” (the “Release of Claims”);

6.3.3     Summerville Master Lease Amendment and Master Lease Terminations:  The Summerville Master Lease Amendment, duly executed by the applicable Lessee thereunder, and Summerville, as existing Guarantor, and each Master Lease Termination, duly executed by the applicable Lessee thereunder.

6.3.4     Memorandum of Termination.  As required, each Memorandum of Termination duly executed and acknowledged by the applicable Lessee;

6.3.5     New Emeritus Guaranty(ies).  If the Emeritus/Summerville Merger Closing has occurred on or prior to the Closing Date, each New Emeritus Guaranty, duly executed by Emeritus; otherwise, the provisions of Section 10.3 shall apply.

6.3.6     Buyer’s Certificate.  If any representation or warranty of Buyer set forth in Section 8 hereof or the Addendum hereto needs to be modified due to changes since the Effective Date, a certificate of Buyer addressed to Sellers, dated as of the Closing Date and executed on behalf of Buyer by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall Buyer have any Liability to Sellers for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof or the Addendum hereto which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is either expressly permitted under the terms of this Agreement or is beyond the reasonable control of Buyer to prevent.  The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of Buyer to prevent shall, if materially adverse to Sellers, or any of them, constitute the non-fulfillment of the conditions set forth in Section 5.4.5 hereof.  If, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

6.3.7     Evidence of Authority.  Such certificates or documents as may be reasonably required by Escrow Holder in order to cause each Title Policy to be issued and the Close of Escrow to occur;

6.3.8     Closing Statement.  A duly executed and acknowledged counterpart of the Closing Statement; and

6.3.9     Additional Items.  Any additional Funds and/or instruments, signed and properly acknowledged by Buyer, if appropriate, as may be necessary to comply with Buyer’s obligations under this Agreement.

6.4     Title Policies.  At the Close of Escrow, but not as a condition thereto, Buyer shall be entitled to request and obtain from Title Company if so requested by Buyer, with a copy to be delivered to each applicable Seller, a policy of title insurance with respect to each Property, insuring good and indefeasible title to such Property vested in Buyer as of the Closing Date in the amount of the applicable Allocated Purchase Price, subject to such matters of record or apparent as Buyer and Title Company may agree (each, a “Title Policy”) and including such endorsements thereto as Buyer may request and Title Company agrees to issue (the “Title Endorsements”).  The cost of each Title Policy and all Title Endorsements thereto shall be borne by the parties as provided in Section 6.6 below.

6.5     Prorations.

6.5.1     Impositions and Other Expenses.  Buyer and Sellers acknowledge and agree that the each Master Lease is absolutely net to the applicable Lessor, and that each applicable Lessee is solely responsible for any and all Impositions, Land Lease Rent, insurance premiums, utility charges and other expenses incurred in connection with the operation, maintenance and use of the respective Property.  Accordingly, Buyer and/or the applicable Lessee shall be solely responsible for all such amounts whether accruing prior to or after the Closing and there shall be no prorations on account thereof between Buyer and Sellers hereunder.  Any adjustments or prorations of such amounts between Buyer and any Lessee shall be solely between such parties and neither Sellers nor Escrow Holder shall be concerned therewith.

6.5.2     Rents.  Notwithstanding anything to the contrary herein, all Rents and Charges shall belong to and be paid over to the applicable Lessor by the applicable Lessee on the Closing Date. Minimum Rent shall be prorated based upon the actual number of days in the month in which the Closing occurs.  For purposes of prorating any Additional Rent payable under any Master Lease with respect to any applicable Property, the following shall apply:

(a)           To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of a percentage of Gross Revenues in excess of the applicable Base Gross Revenues, such Additional Rent with respect to such Property shall be equal to the applicable percentage of Gross Revenues for such Property for such Lease Year in excess of the applicable Closing Breakpoint.  For purposes of the foregoing, the “Closing Breakpoint” shall mean the applicable Base Gross Revenues multiplied by a fraction the numerator of which is the number of days in the current Lease Year for such applicable Property through, but not including the Closing Date, and that the denominator of which is three hundred sixty-five (365).

(b)           To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of an increase in the Cost of Living Index, such Additional Rent shall be determined and paid in accordance with the applicable provisions of the applicable Master Lease for the number of days in such Lease Year through, but not including, the Closing Date.

(c)           In the event that the amount of Additional Rent payable under such Lease Year is subject to either a floor or a ceiling, the amount of such floor or ceiling, as the case may be, shall also be prorated based upon a three hundred sixty-five (365) day year.

(d)           Buyer and Sellers shall cooperate to estimate the proration amount for Additional Rent as of the Closing in good faith, and shall submit such amount to Escrow Holder at least one (1) business day prior to the Close of Escrow.  In determining such proration amount, Buyer shall be credited with any payments on account of Additional Rent previously paid to the applicable Lessor for the applicable current Lease Year.  Within thirty (30) days after the Closing Date, Buyer shall cause the applicable Lessee to make a final calculation of Additional Rent up to the Closing for each applicable Property, and deliver to Sellers an Officer’s Certificate (as defined in the applicable Master Lease) setting forth the calculation thereof.  Buyer shall promptly pay or cause the applicable Lessee to pay to Sellers, or if directed by Sellers, to the applicable Lessor, any deficiency in the payment of Additional Rent for each applicable Property, and Sellers shall promptly pay to Buyer or, if directed by Buyer, to the applicable Lessee, the amount of any overpayment of Additional Rent for any applicable Property.

(e)           The obligation to prorate and pay Additional Rent for each applicable Property shall survive the Closing.

(f)           Notwithstanding anything to the contrary in this Agreement or any Related Property Purchase Agreement, to the extent the “Leased Property” (as defined in the applicable Master Lease) of any “Facility” (as defined in the applicable Master Lease) is being sold by an applicable Seller or its Affiliates pursuant to a Related Purchase Agreement, all Rent and Charges shall nevertheless be paid over to the applicable Lessor pursuant to this Agreement by the applicable Lessee on the Closing Date and all Minimum Rent and Additional Rent shall be prorated under this Agreement, as if such “Leased Property” of such Facility is being conveyed hereunder, as provided herein and not under any Related Purchase Agreement, but such proration shall nevertheless be reflected on the Closing Settlement Statements being executed and delivered in connection with each Related Purchase Agreement Closing.

6.6     Closing and Transaction Costs.

6.6.1     Sellers and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable Transaction Taxes imposed by applicable federal, state or local Law.

6.6.2     Upon the Closing, Buyer shall be responsible for:

(a)           any Transaction Taxes in excess of the portion thereof that is the responsibility of Sellers as provided in Section 6.6.3 below;

(b)           all expenses of or related to the issuance of any Title Polices (including the costs of any survey required by Buyer and/or the Title Company), any Title Endorsements and chain of title reports, and all fees and charges of Escrow Holder hereunder in excess of the applicable portion thereof that is the responsibility of Sellers as provided in Section 6.6.3 below;

(c)           the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement, the Related Purchase Agreements or any agreement or document described or referred to herein or therein;

(d)           all reports or studies obtained by or at the direction of Buyer, including all appraisal, environmental, engineering or other third party reports and the fees or costs incurred in connection therewith;

(e)           Buyer’s legal, accounting and other professional fees and expenses incurred in connection with the transactions contemplated hereby, the Related Purchase Agreements and the Exhibits hereto and thereto; and

(f)           all other costs and expenses incurred in connection with the transactions contemplated hereunder, under the Related Purchase Agreements and the Exhibits hereto and thereto that are not the responsibility of Sellers as provided in Section 6.6.3 below.

6.6.3     Upon the Closing, Sellers shall be responsible for:

(a)           Twenty-Seven Percent (27%) of the sum of (i) any Transaction Taxes, and (ii) the cost of the Title Policies and Title Endorsements; provided, however, that neither Sellers nor their Affiliates shall be responsible for (i) any Transaction Taxes or (ii) the cost of any Title Policies and Title Endorsements, in either case, pursuant to this Agreement or the Related Purchase Agreements in excess of One Million Dollars and 00/100ths ($1,000,000.00), in the aggregate; and

(b)           Sellers’ legal, accounting and other professional fees and expenses incurred in connection with the transactions contemplated hereby and the Exhibits hereto.

6.6.4     Any personal property conveyed to Buyer as part of any Property is included in this sale as part of the Allocated Purchase Price for such Property and without additional charge therefore.

6.6.5     If the Closing does not occur for any reason other than Sellers’ default hereunder, Buyer shall pay all title and Escrow cancellation charges and expenses.  If the Closing does not occur by reason of Sellers’ default hereunder, then in such event Sellers shall be responsible for any title and Escrow cancellation charges and expenses.  The provisions of this Section 6.6.5 shall survive any early termination of this Agreement prior to Closing.

6.7     Completion and Distribution of Documents.  Escrow Holder shall also undertake the following at or promptly after the Close of Escrow:

6.7.1     If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the date of any documents conveying or terminating interests herein or to become operative as of the Closing Date.

6.7.2     Cause each Deed, any Memorandum of Termination, and any other recordable instrument which the parties so direct to be recorded in the appropriate land records office where the respective Property is located, and if necessary, the parties will re-execute post-Closing any Memorandum of Termination to allow it to be recorded, such obligation to survive the Closing hereunder.  If permitted by applicable law, Escrow Holder is hereby instructed not to affix the amount of any Transaction Tax on the face of any Deed but to pay on the basis of a separate affidavit signed by either the applicable Seller or Buyer, as applicable, and not made a part of the public record; and

6.7.3     Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained.

6.8     Seller’s Election of 1031 Exchange.  Sellers, or any of them, may elect to sell one or more of the Properties to Buyer in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”); provided, however, such 1031 Exchange shall not be a condition to any Seller’s obligation to close the transactions contemplated by this Agreement; provided further, however, that Sellers shall be entitled, in their sole discretion, to extend the Closing Date (including the Outside Closing Date) for up to ten (10) days by written notice delivered to Buyer and Escrow Holder no less than three (3) days prior to the scheduled Closing Date in order to accommodate such a 1031 Exchange.  In the event that Sellers, or any of them, shall so elect a 1031 Exchange, Sellers shall give written notice to Buyer and Escrow Holder of such election.  Buyer shall fully cooperate with any such 1031 Exchange, including with respect to the following as may be requested or approved by Sellers, or any of them:

6.8.1     executing and delivering amendments to this Agreement and/or amendments and restatements of this Agreement so that the transactions contemplated hereby are incorporated into one or more cross-contingent agreements;

6.8.2     executing and delivering one or more assignments of this Agreement or any of any of agreements described in Section 6.8.1 above from Buyer to an Affiliate of Buyer or by any Seller to any Affiliate of Seller or to a qualified exchange accommodator of Seller or such Affiliate; and

6.8.3     such other additional documents;

provided, however, that Buyer shall not be required to incur any additional Liabilities or financial obligations as a consequence of any of the foregoing exchange transactions.  Sellers hereby indemnify and hold Buyer harmless from any Liabilities to which Buyer may be exposed due to any participation by Buyer in such a 1031 Exchange transaction.  The provisions of this Section 6.8 shall survive the Closing.

7.	TERMINATION

7.1     Early Termination for Failure of Conditions.

7.1.1     Termination by Buyer. If Buyer is entitled to and in fact disapproves any of the conditions set forth in Sections 5.1.1 through 5.1.5, inclusive, then Escrow and this Agreement shall automatically terminate upon receipt by Sellers and Escrow Holder of Buyer’s written notice of disapproval of such condition within the time and in the manner provided in Section 5.2; provided, however, that if there is a failure of (a) any of the conditions set forth in Section 5.1.1 or 5.1.2 or (b) any of the conditions set forth in Section 5.1.3, 5.1.4 or 5.1.5 that results from a breach or default by Sellers or any Affiliate of Seller of their respective obligations under this Agreement or under any Related Purchase Agreement, then in any such event in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1, Buyer shall be entitled to exercise its rights pursuant to Section 7.2 below.  In addition, without limiting the foregoing, the parties acknowledge and agree that the occurrence of any event of the type described in the second sentence of Section 5.1.5 above that results in the failure of the conditions set forth therein shall also constitute and be deemed a default by Seller under this Agreement entitling Buyer to exercise its remedies pursuant to Section 7.2 below.

7.1.2     Termination by Sellers.  If Sellers disapprove any of the conditions set forth in Section 5.4 above, then Escrow and this Agreement shall automatically terminate upon receipt by Buyer and Escrow Holder of Sellers’ written notice of disapproval thereof at any time prior to the Closing; provided, however, that if there is a failure of (a) any of the conditions set forth in Sections 5.4.5 or 5.4.6 or (b) any of the conditions set forth in Sections 5.4.2, 5.4.3, or 5.4.4 that results from a breach or a default by Buyer or any Affiliate of Buyer of its respective obligations under this Agreement or under any Related Purchase Agreement, then in any such event in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1.2, Sellers shall be entitled to exercise their remedies pursuant to Section 7.2 below.  In addition, without limiting the foregoing, the parties acknowledge and agree that the occurrence of any event of the type described in Section 5.4.1(a) or in the second sentence of Section 5.4.4 above that results in the failure of the conditions set forth therein shall also constitute and be deemed a default by Buyer under this Agreement entitling Sellers to exercise their remedies pursuant to Section 7.2 below.

7.1.3     Rights and Obligations Upon Termination for Failure of Conditions.  If Escrow and this Agreement are terminated in the manner and within the applicable time period(s) provided pursuant to either Section 7.1.1 or Section 7.1.2 above, (a) all instruments in Escrow shall be returned to the party depositing the same, (b) Buyer shall return all items previously delivered by Sellers to Buyer, (c) the provisions of Section 6.6.5 above shall apply, (d) subject to Section 7.2 below, the Earnest Money Deposit, and all interest and other amounts earned thereon, shall be promptly delivered to Buyer and (e) neither party shall have any further rights, obligations or Liabilities whatsoever to the other party concerning the purchase and sale of the Property pursuant to this Agreement, except for those Liabilities which are expressly stated in this Agreement to survive termination.

7.2      Termination by Reason of Default.  If the Closing fails to occur when and as provided in Section 6 above by reason of a breach or default (or deemed default as provided in the last sentence of either of Section 7.1.1 or Section 7.1.2 above) of either party of any of its duties, obligations, representations or warranties under this Agreement, then the non-defaulting party may elect, by written notice to the defaulting party and to Escrow Holder, to terminate Escrow and this Agreement, and the Earnest Money Deposit, and all interest thereon, shall be delivered to the non-defaulting party promptly after the Effective Termination Date.  Such termination shall be effective five (5) days after delivery of such notice (the “Effective Termination Date”); provided, that (i) the non-defaulting party has performed or is in a position to perform all obligations on its part to be performed as of the Effective Termination Date other than those obligations which the non-defaulting party is prevented from having performed by reason of the defaulting party’s breach or default; and (ii) the defaulting party has not cured the default and the non-defaulting party has not waived such default by the Effective Termination Date.  Except as otherwise provided below in this Section 7.2 and Section 6.6.5 above, Escrow Holder and the parties shall, upon such termination, return all of the other party’s funds and documents then held by them to the party depositing or delivering the same.  Thereafter, each of the parties shall be discharged and released from all obligations and Liabilities except as otherwise provided in this Section 7.2 and Section 6.6.5 above and except for those obligations and Liabilities which are expressly intended to survive the termination of this Agreement, including those Liabilities set forth in Section 12.2 below.

7.2.1     Seller’s Damages.  If the Closing fails to occur by reason of a breach or default of this Agreement by Buyer, then Sellers may terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case Buyer shall be Liable for the cancellation and other charges and expenses as provided for in Section 6.6.5  and the Earnest Money Deposit (plus all accrued interest and any other amounts earned thereon) shall be delivered to Sellers as liquidated damages and not as a penalty.  BUYER RECOGNIZES THAT IF THE CLOSING FAILS TO OCCUR BY REASON OF A BREACH OR DEFAULT OF THIS AGREEMENT BY BUYER, SELLERS SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT CAUSED THEREBY.  HOWEVER, BOTH PARTIES AGREE THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT AND TO AVOID SUCH DIFFICULTIES, THE PARTIES AGREE THAT, IF BUYER FAILS TO PURCHASE THE PROPERTIES AND SUCH FAILURE CONSTITUTES A BREACH OF BUYER’S OBLIGATIONS HEREUNDER, SELLERS SHALL BE ENTITLED TO THE EARNEST MONEY DEPOSIT AND ANY ACCRUED INTEREST AND ANY OTHER AMOUNTS EARNED THEREON AS LIQUIDATED DAMAGES.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND EXCEPT AS PROVIDED IN SECTION 12.2 BELOW, THE PARTIES AGREE THAT SUCH AMOUNT STATED AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLERS MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF BUYER’S FAILURE TO PURCHASE THE PROPERTIES IN THE EVENT SUCH FAILURE CONSTITUTES A BREACH OF BUYER’S OBLIGATIONS HEREUNDER.

BUYER’S INITIALS:_/s/ EM__

SELLERS INITIALS:_/s/ BM__        __/s/BM___/s/BM

_/s/ BM__         __/s/ BM___/s/ BM_

7.2.2     Buyer’s Remedies. If the Closing fails to occur by reason of a breach or default of this Agreement by Sellers, then Buyer may either (a) terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case the Earnest Money Deposit, plus all accrued interest and any other amounts earned thereon, shall be promptly delivered to Buyer, and Sellers shall be liable for the cancellation and other charges and expenses provided for in Section 6.6.5, or (b) enforce specific performance of the obligations of Seller hereunder; provided, however, that any action by Buyer to seek such specific performance must be commenced within thirty (30) calendar days of the occurrence of the alleged default by Sellers; provided further, however, that, except as provided in Section 6.6.5, in no event whatsoever shall Sellers ever have any Liability (whether in law or equity) for damages as a result of a default by Sellers under this Agreement.

7.3     Relationship to Master Leases.  Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement and Escrow by Sellers or Buyer regardless of the reason therefor shall affect the rights or obligations of any applicable Lessor or Lessee under any applicable Master Lease, each which Master Lease shall remain in full force and effect (and unmodified by the applicable Summerville Master Lease Amendment or any Master Lease Termination, as applicable), following any such termination of this Agreement prior to the Closing.

8.	REPRESENTATIONS AND WARRANTIES

8.1     In General.  In addition to any express agreements of either party contained herein, the following constitute representations and warranties by each Seller to Buyer, and by Buyer to each Seller, which shall be true and correct as of the date hereof, and the truth and accuracy of such representations and warranties as of the Close of Escrow by each party shall also constitute a condition to the Close of Escrow for the benefit of the party to whom such representations and warranties were made.

8.2     By Each Party.  Each Seller represents and warrants to Buyer, and Buyer hereby represents and warrants to each Seller, as follows:

8.2.1     Authority.  Such party has full power and authority to enter into and comply with the terms of this Agreement, and the individuals executing this Agreement on behalf of such party have actual right and authority to bind that party to the terms of this Agreement.

8.2.2     Binding Effect.  No action or consent which has not been obtained is necessary to make this Agreement, and this Agreement and all documents to be executed hereunder are or will be when executed the valid and legally binding obligations of such party, enforceable in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.2.3     No Conflict.  The execution and delivery of this Agreement and all other documents to be executed by such party hereunder, compliance with the provisions thereof and hereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a breach or violation of (i) any Laws applicable to such party now in effect, (ii) the Organizational Documents of such party, (iii) any judgment, order or decree of any governmental authority with jurisdiction binding on such party or (iv) subject to the Permitted Exceptions, any other material agreement or instrument to which such party is a party or by which it is bound.   Buyer shall be solely responsible for obtaining any consents, approvals or waivers required under any Permitted Exceptions with respect to any Property in connection with the transactions contemplated hereby or under the Related Purchase Agreements.  Sellers hereby agree to reasonably cooperate with Buyer, without any out-of-pocket cost or expense to Sellers, in seeking any such required consents, approval or waivers.

8.2.4     Patriot Act.  To the actual knowledge of such party, such party and its respective Affiliates are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the “Orders”).  Neither such party nor any of their Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) to the actual knowledge of such party, is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.  As used herein, the term “actual knowledge” as it relates to each Seller shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Paul Gallagher and Brian J. Maas and as it relates to Buyer shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Eric Mendelsohn.

8.3     By each Seller Only.  Each Seller represents and warrants to Buyer as follows:

8.3.1     Authority of each Lessor.  Each applicable Lessor has full power and authority to execute and deliver (a) the Summerville Master Lease Amendment pursuant to the terms of this Agreement and that when so executed and delivered, such Summerville Master Lease Amendment shall constitute the valid and binding obligations of such Lessor, enforceable against such Lessor in accordance with its respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity and (b) each Master Lease Termination pursuant to the terms of this Agreement and that when so executed and delivered, such Master Lease Termination shall constitute the valid and binding obligations of the such Lessor, enforceable against such Emeritus Lessor in accordance with its respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.3.2     No Tax Withholding.  In accordance with Section 1445 of the Internal Revenue Code and the applicable provisions of the California Revenue and Taxation Code or other similar laws, (a) such Seller is not now, and at Closing will not be, a “foreign person,” and (b) Buyer need not withhold tax at the Closing as a result of the transactions contemplated hereby.  Such Seller shall deliver a separate nonforeign/residency affidavit, executed by such Seller, if reasonably required to do so by Escrow Holder.

8.3.3     Litigation, Etc.  To the actual knowledge of such Seller (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or threatened against or affecting such Seller seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of such Seller to carry out the transactions contemplated by this Agreement or which in any way challenge or affect such Seller’s ownership (leasehold or fee, as applicable) of the applicable Properties owned by such Seller, or any of them.

8.4     By Buyer Only.  Buyer represents and warrants to each Seller as follows:

8.4.1     Authority of Lessees and Emeritus.  The (a) Summerville Lessee, Emeritus  and Summerville have full power and authority to execute and deliver the documents and instruments required to be delivered by them pursuant to the terms of this Agreement (including the Summerville Master Lease Amendment and each New Emeritus Guaranty (when executed and delivered by Emertius)) and that when so executed and delivered, such instruments shall constitute the valid and binding obligations of the Summerville Lessee, Emeritus and Summerville, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity and (b) Emeritus Lessee has full power and authority to execute and deliver the documents and instruments required to be delivered by them pursuant to the terms of this Agreement (including each Master Lease Termination) and that when so executed and delivered, such instruments shall constitute the valid and binding obligations of the Emeritus Lessee, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.4.2     Litigation, Etc.  To the actual knowledge of Buyer (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or to the knowledge of Buyer threatened against or affecting Buyer, Summerville or any Lessee  seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of Buyer, Summerville, or any Lessee to carry out the transactions contemplated herein.

9.	CERTAIN EVENTS PRIOR TO CLOSING

9.1     Loss.  In the event of loss (including a loss due to a Condemnation) or damage to a Property or any portion thereof and which occurs prior to the Closing, this Agreement shall remain in full force and effect, Buyer shall nonetheless proceed to purchase the Properties and consummate this Agreement in accordance with the terms hereof and all insurance proceeds or Condemnation awards payable by reason thereof shall belong to Buyer.

9.2     Prompt Notices.  Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (A) any representation or warranty of such party contained in this Agreement or the Addendum hereto to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of such party contained in this Agreement or the Addendum hereto not to be complied with or satisfied in all material respects and (ii) any failure of Sellers, or any of them, or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.

9.3     No Agreements; Release of Mortgages.  Except for this Agreement and matters expressly contemplated hereunder or under the Related Agreements, from and after the Effective Date, no Seller shall enter into any new contracts or other agreements, either written or oral, with respect to any of the Properties that shall survive the Closing, or become a Liability of Buyer.  Sellers shall cause any mortgages, deeds of trust or other security interests of record, caused,  created or assumed in writing by Sellers, to be satisfied in full on or before the Closing.

9.4     Satisfaction of Conditions.  From and after the Effective Date, each party covenants and agrees with the other to use good faith, commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent to such party’s obligations hereunder which are in such party’s control or over which such party exercises control.

10.	POST-CLOSING MATTERS

10.1    Confidentiality and Public Disclosure.  Each party shall hold in strict confidence all information received from the other party concerning this transaction and shall not release any such information to third parties (other than attorneys, accountants or other professional consultants, or lenders of the parties) without the prior written consent of the other party unless otherwise required by Law, which approval shall not be unreasonably withheld; provided that Buyer shall be entitled to disclose information concerning this transaction in connection with a secondary stock offering and as required by any applicable securities Law.  Except as provided above, any and all releases of information to the public relating to the sale of the Properties and the transactions contemplated hereby and under the Related Agreements by any party shall be subject to the review and approval by the other party, which approval shall not be unreasonably withheld.  Each party will undertake to consult with the other prior to responding to any inquiries made by any third party respecting the transactions contemplated by this Agreement.  The provisions of this Section 10.1 shall survive the execution and delivery of this Agreement and the occurrence of the Closing.

10.2    Indemnification by Buyer.  In addition to the other indemnities of Buyer contained herein or in any of the other Transaction Documents, Buyer shall protect, indemnify, save harmless and defend Sellers and each of their respective partners, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, representatives, attorneys and all Persons acting by, through, under or in concert with any of the foregoing, from and against all Liabilities, based upon, relating or arising out of the Properties, or any of them, whether accruing before or after the Closing Date, including any Liabilities relating to the presence or existence of Hazardous Substances of any kind, on, under or about the Properties, or any of them, or on adjoining or neighboring property, or arising from any use of the Properties, or any of them; provided, however, the foregoing indemnity shall not extend to any Liabilities which are solely and proximately caused by the gross negligence or willful misconduct of Sellers, or any of them.  Payment shall not be a condition precedent to enforcement of the foregoing indemnification.  The provisions of this Section 10.2 shall specifically survive the execution and delivery of this Agreement and the occurrence of the Closing.

10.3    New Emeritus Guaranty(ies).  In the event that the Emeritus/Summerville Merger Closing does not occur prior to the Closing, then promptly upon the Emeritus/Summerville Merger Closing Emeritus covenants and to execute and deliver promptly any New Emeritus Guaranty(ies) as required by HCP or any of its Affiliates with respect to any Summerville Obligations.  Without limiting the foregoing, to the extent the closing of any transactions that give rise to or otherwise create any new Summerville Obligations has not occurred as of the Closing hereunder, Emeritus hereby covenants and agrees to execute and deliver promptly any New Emeritus Guaranty(ies) as required by HCP or any of its Affiliates upon the later of (i) the closing of any such transactions and (ii) the Emeritus/Summerville Merger Closing.  The provisions of this Section 10.2 shall survive the execution and delivery of this Agreement and the occurrence of the Closing and shall be specifically enforceable by HCP and its Affiliates.

11.           BROKERS

Each of Sellers, on the one hand, and Buyer, on the other hand, agrees to indemnify, defend, protect and hold the other party(ies) and the Properties harmless against any Liabilities for any broker’s commission or finder’s fee for which it is responsible or which is asserted as a result of its own act or omission in connection with this transaction.

12.	MISCELLANEOUS PROVISIONS

12.1    Assignment; Binding on Successors.  This Agreement shall be binding upon and shall inure to the benefit of Buyer and Sellers and their respective representatives, successors and assigns; provided, however, that Buyer shall not have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow or to appoint a nominee to act as Buyer under this Agreement without obtaining the prior written consent of Sellers, which consent may be given or withheld in the sole and absolute discretion of Seller; provided, however, that without in any way relieving Buyer of any of its duties, covenants or obligations hereunder, upon written notice to Sellers given not less than ten (10) business days prior to the scheduled Closing Date, Buyer may, without the consent of Sellers, either (a) assign its rights and obligations hereunder with respect to any Property to one or more Affiliates of Buyer or Dan Baty, an individual, or (b) appoint one or more Affiliates of Buyer or Dan Baty as a nominee to take title to any Property or any portion thereof; provided, however, that any such (i) assignment shall be pursuant to a written assignment and assumption agreement reasonably satisfactory to Sellers and (ii) any such Affiliate-assignee or nominee shall join in the execution and delivery of the Release of Claims at Closing with Buyer.  Any attempted assignment in violation of this provision shall be null and void.

By Buyer’s execution and delivery hereof, Buyer hereby appoints each of those Persons identified on Exhibit G attached hereto as its nominee to take title to the respective Property listed opposite the name of such nominee.

12.2    Attorneys’ Fees.  In any dispute or action between the parties arising out of this Agreement or the Escrow, or in connection with the Properties, or any of them, the prevailing party shall be entitled to have and recover from the other party its costs and attorneys’ and paralegals’ fees related thereto, whether by final judgment or by out of court settlement.  The provisions of this Section 12.2 shall survive the Closing or any earlier termination of this Agreement.

12.3    Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail.  If served by U.S. Mail, it shall be addressed as follows:

If to Sellers:	c/o Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attn:	Legal Department
Fax:	(562) 733-5200

with a copy to:	Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626-1925
Attn:	David C. Meckler, Esq.
Fax:	(714) 755-8290

If to Buyer:	Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Phone:	(206) 301-4493
Fax:	(206) 301-4500
Attn:	Eric Mendelsohn

with a copy to:	Pircher, Nichols & Meeks
900 North Michigan Avenue, Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (JDL/MJK)
Phone: (312) 915-3112
Fax: (312) 915-3348

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt.  In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express).  Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt.  Any party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

12.4    Governing Law; Jurisdiction.  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF CALIFORNIA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  ACCORDINGLY, EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN OR REQUIRED BY ANY APPLICABLE LAW, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW).  EACH OF BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF CALIFORNIA AND CONSENT TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW.

12.5    Interpretation.  All provisions herein shall be construed in all cases as a whole according to its fair meaning, neither strictly for nor against either Buyer or Sellers and without regard for the identity of the party initially preparing this Agreement.  Titles and captions are inserted for convenience only and shall not define, limit or construe in any way the scope or intent of this Agreement.  References to Sections are to Sections as numbered in this Agreement unless expressly stated otherwise.

12.6    Gender; Joint Obligations.  As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates.  If more than one party, trust or other entity is the Buyer hereunder, the obligations of all such parties shall be joint and several.

12.7    No Waiver.  A waiver by any party of a breach of any of the covenants, conditions or agreements to be performed by the other parties shall be in writing to be effective and no such written waiver shall be construed as a waiver of any succeeding breach of the same or other covenants, conditions or Agreements.

12.8    Modifications.  Any alteration, change or modification of or to this Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged.

12.9    Severability.  If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

12.10         Survival.  The conveyance of the Properties to Buyer shall constitute full performance and discharge of every representation, warranty and covenant and agreement of Sellers to be performed hereunder by the Closing, notwithstanding anything herein to the contrary.  Thereupon, all representations or warranties, covenants or agreements by either Buyer or Sellers contained in this Agreement will terminate and will not survive the Closing, except for the representations and agreements that contemplate performance after Closing such as the proration matters set forth in Section 6.2, the post-closing matters set forth in Section 10, payment of brokerage fees set forth in Section 11, all matters set forth in this Section 12.10 and the Release of Claims to be executed and delivered by Buyer, each Lessee, and any nominees of Buyer hereunder or under any Related Purchase Agreement in favor of Sellers at the Closing, and any other matter or provision hereof that is expressly stated in this Agreement to survive the Closing.o

12.11         Merger of Prior Agreements.  This Agreement and the other Transaction Documents contain the entire understanding between the parties relating to the transactions contemplated by this Agreement and under the Related Purchase Agreements.  All prior or contemporaneous agreements, understandings, representations and statements, whether direct or indirect, oral or written, are merged into and superseded by this Agreement and the other Transaction Documents, and shall be of no further force or effect.  Without limiting the generality of the foregoing, Sellers and Buyer hereby acknowledge and agree that the Original Agreement is merged into, superseded by and replaced in its entirety by this Agreement, the Addendum attached hereto and the Related Purchase Agreements.

12.12         Time of Essence.  Time is of the essence of this Agreement.

12.13         Counterparts.  This Agreement may be signed in multiple counterparts which, when duly delivered and taken together, shall constitute a binding Agreement between all parties.

12.14         Exhibits and Addendum.  All exhibits and the addendum attached to this Agreement are incorporated herein by reference.

12.15         Cooperation of Parties.  Each party agrees to sign any other and further instruments and documents and take such other actions as may be reasonably necessary or proper in order to accomplish the intent of this Agreement.

12.16         No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the provisions of this Agreement are intended to be solely for the benefit of the parties hereto, and the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereunder, to any person or entity other than the parties to this Agreement.

12.17         Dates.  If, pursuant to this Agreement, any date indicated herein falls on an official United States holiday, or a Saturday or Sunday, the date so indicated shall mean the next business day following such date.

12.18         Waiver of Trial by Jury. BUYER AND SELLERS EACH ACKNOWLEDGE THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE OF CALIFORNIA AND THE STATE IN WHICH ANY PROPERTY IS LOCATED.  BUYER AND SELLERS EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BUYER AND SELLERS WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; BUYER AND SELLERS EACH HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 12.19, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

BUYER’S INITIALS:     /s/ EM

SELLERS INITIALS:     /s/ BM               /s/ BM              /s/BM
                                         /s/ BM               /s/ BM              /s/BM

12.19         Arbitration of Disputes.

(a)           EXCEPT AS PROVIDED IN SECTION 12.19(b) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM OF WHATSOEVER NATURE ARISING OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS AGREEMENT, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT OR STATUTE, SHALL BE DETERMINED BY FINAL AND BINDING, CONFIDENTIAL ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS THEN-EXISTING REAL ESTATE INDUSTRY ARBITRATION RULES, EXCEPT AS MODIFIED BY EXPRESS PROVISIONS HEREIN.  THE ARBITRATION SHALL BE CONDUCTED BY A SINGLE ARBITRATOR WHO SHALL BE A RETIRED JUDGE OF THE COURT SELECTED BY MUTUAL AGREEMENT OF THE PARTIES, AND IF THEY CANNOT SO AGREE WITHIN FIFTEEN (15) DAYS AFTER THE CLAIM DATE, THE ARBITRATOR SHALL BE A RETIRED JUDGE OF THE COURT SELECTED UNDER THE AAA RULES.  ANY ARBITRATION HEREUNDER SHALL BE GOVERNED BY THE UNITED STATES ARBITRATION ACT, 9 U.S.C. 1-16 (OR ANY SUCCESSOR LEGISLATION THERETO), AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.  NEITHER BUYER, SELLER NOR THE ARBITRATOR SHALL DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES; PROVIDED, HOWEVER, THAT EITHER PARTY MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY SUCH ARBITRATION TO ITS PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ACCOUNTANTS AND TO ANY OTHER PERSON TO WHOM DISCLOSURE IS REQUIRED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, INCLUDING PURSUANT TO AN ORDER OF A COURT OF COMPETENT JURISDICTION.  UNLESS OTHERWISE AGREED BY THE PARTIES, ANY ARBITRATION HEREUNDER SHALL BE HELD AT A NEUTRAL LOCATION SELECTED BY THE ARBITRATOR IN LOS ANGELES, CALIFORNIA.  THE COST OF THE ARBITRATOR AND THE EXPENSES RELATING TO THE ARBITRATION (EXCLUSIVE OF LEGAL FEES) SHALL BE BORNE EQUALLY BY BUYER AND SELLER UNLESS OTHERWISE SPECIFIED IN THE AWARD OF THE ARBITRATOR.  SUCH FEES AND COSTS PAID OR PAYABLE TO THE ARBITRATOR SHALL BE INCLUDED IN “COSTS AND ATTORNEYS’ AND PARALEGALS’ FEES” FOR PURPOSES OF SECTION 12.2 AND THE ARBITRATOR SHALL SPECIFICALLY HAVE THE POWER TO AWARD TO THE PREVAILING PARTY PURSUANT TO SUCH SECTION 12.2 SUCH PARTY’S COSTS AND EXPENSES INCURRED IN SUCH ARBITRATION, INCLUDING FEES AND COSTS PAID TO THE ARBITRATOR.  DISCOVERY SHALL BE LIMITED TO REQUESTS FOR PRODUCTION OR INSPECTION OF DOCUMENTS AND THINGS, REQUESTS FOR ADMISSIONS AND DEPOSITIONS, UNDER THE CALIFORNIA DISCOVERY ACT, AS INCORPORATED INTO THE CODE OF CIVIL PROCEDURE.  ALL SUCH DISCOVERY SHALL BE COMPLETED NO LATER THAN TEN (10) DAYS BEFORE THE FIRST HEARING DATE ESTABLISHED BY THE ARBITRATOR.  THE ARBITRATOR MAY EXTEND SUCH PERIOD IN THE EVENT OF A PARTY’S FAILURE OR REFUSAL TO PROVIDE IN COMPLIANCE WITH THE CODE OF CIVIL PROCEDURE EXCEPT FOR THE TIME PROVISIONS, REQUESTED DISCOVERY AUTHORIZED BY THESE ARBITRATION PROVISIONS FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, OBJECTIONS RAISED TO SUCH DISCOVERY OR UNAVAILABILITY OF A WITNESS DUE TO ABSENCE OR ILLNESS.  NO PARTY SHALL BE ENTITLED TO “PRIORITY” IN CONDUCTING DISCOVERY.  THE ARBITRATOR SHALL DETERMINE THE MANNER IN WHICH THE ARBITRATION HEARING IS CONDUCTED INCLUDING THE TIMING AND PRESENTATION OF EVIDENCE AND ARGUMENT, AND ALL OTHER QUESTIONS THAT MAY ARISE WITH RESPECT TO THE ARBITRATION PROCEEDINGS.  THE ARBITRATOR SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING CASE AND STATUTORY LAWS OF CALIFORNIA.  THE RULES OF EVIDENCE APPLICABLE TO CIVIL TRIALS IN CALIFORNIA SHALL BE APPLICABLE TO THE ARBITRATION PROCEEDING.  THE ARBITRATOR SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AS IS EXPRESSLY PROVIDED BY THIS AGREEMENT.  THE ARBITRATOR SHALL ISSUE AN AWARD AT THE CLOSE OF THE ARBITRATION PROCEEDING THAT SHALL DISPOSE OF ALL OF THE CONTROVERSIES, DISPUTES AND CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE ARBITRATION.

(b)           THE PROVISIONS OF THIS SECTION 12.19 SHALL NOT APPLY TO ANY REQUEST OR APPLICATION FOR AN ORDER OR DECREE GRANTING ANY PROVISIONAL OR ANCILLARY REMEDY (SUCH AS A TEMPORARY RESTRAINING ORDER OR INJUNCTION) WITH RESPECT TO ANY RIGHT OR OBLIGATION OF EITHER PARTY TO THIS AGREEMENT, AND ANY PRELIMINARY DETERMINATION OF THE UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE AS IS REQUIRED TO DETERMINE WHETHER OR NOT TO GRANT SUCH RELIEF.  A FINAL AND BINDING DETERMINATION OF SUCH UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE SHALL BE MADE BY AN ARBITRATION CONDUCTED PURSUANT TO THIS SECTION 12.19 AFTER AN APPROPRIATE TRANSFER OR REFERENCE TO THE ARBITRATOR SELECTED PURSUANT TO THIS SECTION 12.19 UPON MOTION OR APPLICATION OF EITHER PARTY HERETO.  ANY ANCILLARY OR PROVISIONAL RELIEF WHICH IS GRANTED PURSUANT TO THIS SECTION 12.19(b) SHALL CONTINUE IN EFFECT PENDING AN ARBITRATION DETERMINATION AND ENTRY OF JUDGMENT THEREON PURSUANT TO THIS SECTION 12.19.

NOTICE:  BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

BUYER’S INITIALS:     /s/ EM

SELLERS INITIALS:     /s/ BM               /s/ BM              /s/BM
                                         /s/ BM               /s/ BM              /s/BM

12.20         Seller’s Designated Agent.  Each Seller hereby appoints HCP to act as its designated agent and representative for all purposes of this Agreement.  Accordingly, all notices given to or by, and all actions taken by HCP, for itself or on behalf of any Seller hereunder, shall be binding upon each other Seller hereunder as if such Seller had individually given or received such notice or taken such action, and each Seller, by entering into this Agreement, authorizes HCP to receive or give such notices and take such actions on its behalf.

12.21         No Consent or Waiver Relating to Emeritus/Summerville Merger Transaction.  Nothing contained herein or in any of the other Transaction Documents (except as expressly provided therein) shall be deemed or construed to be the consent or approval by or waiver of any rights by HCP or any Affiliate of HCP to the proposed Emeritus/Summerville Merger.

12.22         Property Disclosures Generally.  Buyer hereby waives the right to receive and any obligation of Sellers to deliver any disclosures applicable to any Property and required by Law; provided, however, if such waiver is not permitted by applicable Law, then Buyer shall promptly notify Sellers in writing thereof and Sellers shall provide, at Buyer’s expense, any such required disclosures as soon as practicable following Sellers’ receipt of Buyer’s notice. The provisions of this Section 12.22 shall survive the Closing or any earlier termination of this Agreement.

12.23         Matters related to Certain Specific States.

12.23.1     Florida.  Pursuant to Section 404.056, Florida Statues, Sellers hereby notify Buyer as follows:

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.”

12.23.2     Louisiana.

(a)           Earnest Money Deposit.  Notwithstanding anything to the contrary in this Agreement, for purposes of Properties located in Louisiana (collectively, the “Louisiana Properties”), the Escrow Money Deposit is not “earnest money,” but is a “deposit” for purposes of La. Civ. Code art. 2624.

(b)           Louisiana Warranty Waivers. In accordance with Section 5.3 above, Buyer will purchase the Louisiana Properties in their “as is” condition “with all faults,” and specifically and expressly without any warranties, representations, or guaranties, either express or implied, of any kind, nature, or type whatsoever, from or on behalf of the Sellers or any of them, with the exception of the warranties set out in Section 8 of this Agreement and the warranty of title as to the Sellers’ own acts (excluding the title matters accepted by Buyer in this Agreement).  The Deed with respect to the Louisiana Properties will be an Act of Cash Sale in form customary for real property transfers in Louisiana and will contain the following waiver by Buyer of all warranties of condition and title and the Sellers’ warranty of title as to Sellers’ own acts:

Buyer has inspected the title to and condition of the Property and is aware of and satisfied with its current title and condition.  This sale, transfer and conveyance is made “as is-where is,” without any warranty, guaranty, or representations by Seller as to the title to or condition of the Property and warranty of merchantability of title as to Seller’s own acts, excluding [the Permitted Exceptions].  Seller hereby expressly disclaims and Buyer hereby expressly waives any and all warranties whatsoever, either oral or written, expressed or implied, made by Seller or any other person or entity or implied by law with respect to the Property and the warranty of merchantability of title as to Seller’s own acts, excluding [the Permitted Exceptions], with the warranties waived herein including, without limitation, any and all warranties of title or peaceful possession (other than warranty of merchantability of title as to Seller’s own acts, , excluding [the Permitted Exceptions]) or use, condition, title, operation or management of the Property or compliance with any applicable governmental laws, codes, ordinances, regulations, judgments, permits, approvals or other requirements relating to zoning, subdivision, planning, buildings, fire, safety, earthquake, health or compliance with any other covenants, conditions, or restrictions (whether or not of record), any and all other warranties as to the condition of the Property or any of its components or parts or contents or any improvements, fixtures, or equipment forming a part thereof, any and all warranties with respect to the fitness or suitability of the Property for Buyer's business or any other particular or general use or purpose, any and all warranties with respect to the presence or suspected presence of any rodent or insect infestations, including subterranean or other termites or wood boring organisms, or the presence or suspected presence of mold, mildew, or fungal or other biological or microbial growths, and any and all warranties with respect to the condition of the Property under La. Civ. Code art. 2475, and any and all warranties whatsoever under La. Civ. Code arts. 2477 through 2548 or any other provision of law.  Buyer expressly acknowledges the foregoing and waives any and all right or cause of action that Buyer has or may have to rescind or resolve this transfer or to demand a reduction in purchase price based upon the existence of any redhibitory or other vices, defects, or other deficiencies in the Property or any improvements, fixtures, or equipment forming a part thereof, based upon the unsuitability of the Property or any of its components or parts for Buyer's intended use or any other use, based upon any eviction of Buyer, in whole or in part, or based upon any other claimed breach of warranty or other matter whatsoever, this transfer being otherwise entirely at Buyer's sole peril and risk, provided, however, that Seller will remain liable for its warranty of title as to Seller’s own acts (excluding [the Permitted Exceptions]).  Buyer acknowledges and agrees that the foregoing disclaimers and waiver of warranties have been fully explained to Buyer and that Buyer understands the same.  Buyer and Seller jointly acknowledge and agree that the foregoing waivers and disclaimers are of the essence of this transaction and the same would not otherwise have been entered into or consummated without them.

Without limiting the generality of the foregoing, Buyer hereby expressly waives, and releases Seller from, any claims, demands, causes or rights of action, in reimbursement, contribution or otherwise, that Buyer has or may have against Seller arising out of damages, losses or liabilities incurred by or imposed on Buyer or its successors or assigns based upon the existence of any asbestos and/or polychlorobiphenyl (PCB), and/or chlorinated solvents, and/or petroleum, including crude oil and any fraction thereof, and/or any other Hazardous Materials (as defined below) in, on or under the Property or the violation of any Environmental Law (as defined below) with respect to the Property.  “Hazardous Materials” means any substance or material, (i) the presence of which requires investigation, remediation and/or monitoring under any federal, state, or local statute, regulation, policy, law, or ordinance, including, without limitation, asbestos, asbestos-containing materials, petroleum and petroleum products, the group of organic compounds known as polychlorinated biphenyls, and any substances or materials that are regulated, controlled or prohibited under any Environmental Law; or (ii) which is or becomes defined as a “hazardous waste,” hazardous substance,” “solid waste,” pollutant or contaminant under any Environmental Law; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous or is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Louisiana or any political subdivision thereof; or (iv) the presence of which on adjacent properties would constitute a trespass by the owner or operator of the Property. “Environmental Law” means any one or more of the following: the Resource Conservation and Recovery Act of 1976 (Solid Waste Disposal Act) (“RCRA”), 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Sections 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act (“TCSA”), 15 U.S.C.§ 2601 et seq.; the Louisiana Environmental Quality Act, La. R.S. Section 30:2001 et seq.; and any other federal or state law, statute, rule, order, or regulation, or local ordinance or other enactment, that is similar to the foregoing or that establishes environmental protection or regulatory requirements.

In addition, the Louisiana Properties will be transferred with no rights of substitution or subrogation as to prior owners of the Louisiana Properties that are affiliates of Sellers or any of them.

12.23.3     Massachusetts. For purposes of Properties located in Massachusetts, “Hazardous Substances” shall include any substance regulated or listed in Massachusetts General Law Chapters 21C, 21E and the implementing regulations thereof pursuant to 310 CMR 40.00.

12.23.4     Montana.

(a)           Radon Disclosure:  The following disclosure is given pursuant to the Montana Radon Control Act, MCA § 75-3-606.  RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN MONTANA.  ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY OR STATE PUBLIC HEALTH UNIT.  SELLERS HAVE NO KNOWLEDGE OF ANY RADON TESTING PERFORMED ON THE PROPERTY.

(b)           Noxious Weeds Disclosure:  The following disclosure is given pursuant to MCA § 7-22-2116(2).  Some properties in Montana contain noxious weeds and property owners are legally required to control and eradicate noxious weeds.  Information regarding a property owners’ obligations can be obtained from the local County extension agent or the Weed Control Board.

(c)           Megan’s Law Disclosure:  Pursuant to the Montana Sexual and Violent Offender Registration Act, certain individuals are required to register their address with law enforcement agencies.  Law enforcement offices may make such information concerning registered offenders available to the public.  If you would like information regarding the registration of offenders, contact your local law enforcement agency, the Montana Department of Justice or a probation office in your community.

12.23.5     New Jersey.

(a)           Certificate of Occupancy.  If any governmental authority requires that a Certificate of Occupancy or Certificate of Continued Occupancy (collectively referred to as “CCO”) be obtained prior to the transfer of any Property located in New Jersey or any State or jurisdiction, Buyer agrees to obtain such CCO prior to Closing, at its sole cost and expense.

(b)           Environmental Matters.  Without limiting the representations and warranties of Buyer pursuant to Article 8 of this Agreement, Buyer further represents and warrants that no Property located in New Jersey constitutes an “industrial establishment” or can be the subject of “negative declaration” within the meaning of the Environmental Cleanup Responsibility Act and/or the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 etseq..

12.23.6     Pennsylvania.

(a)           Zoning.  Without limiting the representations and warranties of Buyer pursuant to Article 8 of this Agreement, Buyer hereby represents and warrants to Seller that Buyer as an Affiliate of Emeritus Lessee is fully aware of the zoning applicable to the Properties located in Allentown, PA and Latrobe, PA (the “Pennsylvania Properties”), and that the present use of such Properties by the applicable Emeritus Lessee thereof is in fully compliance with such zoning.  Seller hereby confirms to Buyer that Seller has not received notice of any uncorrected violations of housing, building, safety or fire ordinances.  Without in any way limiting the foregoing, Buyer hereby represents and warrants that (i) the current zoning classification of the Property located in Allentown, PA under the Zoning Code of Allentown is “R-M” Medium Density Residential District and (ii) the current zoning classification of the Property located in Latrobe, PA under the Zoning Code of Labrobe is “I” Institutional Zone.

(b)           Sewage Facility.  The Pennsylvania Sewage Facilities Act of January 24, 1966, No. 537 P.L. 1535, as amended, requires that there be a statement regarding the availability of a community sewage system.  In compliance therewith, and without limiting the representations and warranties of Buyer pursuant to Article 8 of this Agreement, Buyer hereby represents and warrants to Seller, and Seller hereby acknowledges, that the each of the Pennsylvania Properties are serviced by a community sewage system.

(c)           Coal Notice.  NOTICE -- THIS AGREEMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.  (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

12.23.7     Texas.  The parties hereto waive any rights Uniform Vendor and Purchase Risk Act of the State of Texas.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:	HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation

By: /s/ Brian J. Maas
Brian J. Maas
Its: Senior Vice President

HCPI TRUST,
a Maryland real estate trust

	By:	/s/ Brian J. Maas
Brian J. Maas
	Its:	Senior Vice President

TEXAS HCP HOLDING, L.P.,
a Delaware limited partnership

	By:	Texas HCP G.P., Inc.,
a Delaware corporation,
its general partner

	By:	/s/ Brian J. Maas
Brian J. Maas
	Its:	Senior Vice President

EMERITUS REALTY V, LLC,
a Delaware limited liability company

	By:	Health Care Property Investors, Inc., a Maryland corporation, its sole member

By: /s/ Brian J. Maas
Brian J. Maas
	Its:	Senior Vice President

[Signature Page Continues on Following Page]

ESC-LA CASA GRANDE, LLC, a
a Delaware limited liability company

By:	Health Care Property Investors, Inc.,
a Maryland corporation,
its sole member

By:	/s/ Brian J. Maas
Brian J. Maas
Its:	Senior Vice President

[Signature Page Continues on Following Page]

BUYER:	EMERITUS CORPORATION,
a Washington corporation

	By:	/s/ Eric Mendelsohn
Eric Mendelsohn
Director of Real Estate and Legal Affairs

ACCEPTANCE BY TITLE COMPANY

Title Company hereby agrees to establish an Escrow and act as the “Escrow Holder” in accordance with the provisions of the Agreement.  Title Company further agrees to deliver immediately to Buyer and Seller fully executed copies of the Agreement.  Title Company’s Escrow Number and Escrow Officer for the transaction contemplated hereby, address for notices for this Escrow, Escrow Account No. and wiring information is set forth below.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Angie Koetters

Its:	Escrow Officer

Date:  June 14, 2007

Escrow No.:	D1 027047813

Escrow Officer:	Angie Koetters
	Telephone No.:	(312) 223-2718
	Fax No.:	(312) 223-5888

Address for Notices:	Chicago Title and Trust Company
171 North Clark
Chicago, IL 60601

Wiring Information:

Bank:	LaSalle National Bank
135 S. LaSalle Street
Chicago, IL 60603

ABA No.:

Credit to:	Chicago Title and Trust Company, Loop

Account No.:

Reference:	Escrow No. D1 027047813
	Escrow Officer:	Angie Koetters
Closing Division: D1
Re: HCP/Emeritus